Exhibit 99
Company Contact:
M. Eileen Bergin
Corporate Secretary
Tel: (732) 499-7200 ext. 2515

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
APPOINTMENT OF PAUL V. STAHLIN, CPA, CGMA
TO ITS BOARD OF DIRECTORS

WOODBRIDGE, NEW JERSEY, JANUARY 8, 2019.…NORTHFIELD BANCORP, INC. (NasdaqGS:NFBK), today announced that its Board of Directors appointed Paul V. Stahlin, CPA, CGMA as a director of both the Company and Northfield Bank.
John W. Alexander, Chairman of the Board commented, “We welcome Paul Stahlin to the Board, an individual with deep banking, financial and governance experience that enhances Northfield’s leadership and its strong commitment to our stockholders.”
Steven M. Klein, President and CEO added, “Mr. Stahlin’s professional background, combined with his leadership in vital community organizations, will be an asset to Northfield as we continue to grow and expand our market share.”
Mr. Stahlin currently serves on the board of Miami International Holdings, Inc., the parent company of MIAX Options Exchange. Mr. Stahlin also serves as Vice Chairman of the Board of Robert Wood Johnson University Hospital, and on the board of RWJ Barnabas Health, Inc. Mr. Stahlin previously served as the regional president of Fulton Bank of New Jersey, President of Skylands Community Bank and President and CEO of Somerset Valley Bank. Mr. Stahlin also has served as Executive Vice President and Chief Financial Officer of Fleet Credit Card Services and as Chairman of the Board of the American Institute of Certified Public Accountants.

About Northfield Bank

Northfield Bank, founded in 1887, operates 40 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.